Exhibit 10.1

SUBLEASE

THIS SUBLEASE ("Sublease"), dated for reference purposes only, May 3, 2017, is made by and between STANDISH MANAGEMENT, LLC, a Delaware limited liability company ("Sublessor"), and OPIANT PHARMACEUTICALS, INC. ("Sublessee"), and replaces and supersedes any previous sublease agreements between Sublessor and Sublessee.

RECITALS

A. Douglas Emmett 2013, LLC and Sublessor entered into a written lease (the "Master Lease") dated June 24, 2016, as amended from time to time, regarding certain premises (the “Premises”) located at 201 Santa Monica Boulevard, Santa Monica, CA 90401 (the “Building”).

B. The parties have agreed to sublet a portion of the Premises identified on Exhibit A attached hereto (the “Subleased Premises”) on the terms and conditions hereinafter set forth in this Sublease.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Subleased Premises.

1.1 Subleased Premises. Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor for the Term (as defined in Section 2 below) the Subleased Premises. Sublessee acknowledges and agrees that it is subleasing the Subleased Premises on an "AS IS" basis, provided the Subleased Premises are delivered in broom clean condition and otherwise in their condition existing on the date of this Sublease, with base building systems and mechanical equipment (plumbing, electrical and HVAC) serving the Subleased Premises in good operating condition and repair and suitable for office use.

1.2 Use of Kitchen and Conference Rooms. In addition to possession of the Subleased Premises, Sublessee shall be allowed to use the common areas, kitchen and, upon reasonable notice for each use, the conference rooms, without additional charge.

1.3 Access. The Sublessee shall have access to the Subleased Premises twenty-four hours a day, seven days a week, 365 days a year. Sublessor shall provide Sublessee with access cards, in an amount reasonably requested by Sublessee, for electronic access to the Subleased Premises.

2. Term. The term ("Term") of this Sublease shall commence on September 1, 2017 and shall end on August 31, 2018 (the “Expiration Date"), unless sooner terminated upon termination of the Master Lease or pursuant to any provisions hereof. At the Expiration Date, this Sublease shall become month-to-month and may be terminated by either party as set forth in this Sublease.

3. Use. The Subleased Premises shall be used and occupied only for general office purposes that are consistent with the business of Sublessor and for no other purpose.

4. Rent.

4.1 Rent. Sublessee shall pay to Sublessor as rent ("Rent") for the Subleased Premises, in advance, on the first day of each calendar month of the Term of this Sublease, the sum of $9,000. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, Rent for the first and/or last fractional month of the Term shall be prorated on the basis of a thirty (30) day month and the actual number of days elapsed.

4.2 Payment of Rent. Rent shall be paid to Sublessor in lawful money of the United States of America, at Sublessor's address for notices hereunder or to such other person or at such other place as Sublessor may from time to time designate in writing.

4.3 Abatement. If the Building or the Subleased Premises, or any part thereof, is damaged by fire or other casualty, then during the period the Subleased Premises are rendered unusable by such damage, Sublessee shall be entitled to a reduction in Rent in the proportion that the area of the Subleased Premises rendered unusable by such damage bears to the total area of the Subleased Premises.

5. Expenses; Internet Service.

5.1 Building Pass-Through Expenses. In addition to the payment of Rent, Sublessee shall pay its pro rata share (which is 16%) of the Operating Expenses and Property Taxes incurred during the term of this Sublease, as Operating Expenses and Property Taxes are defined in the Master Lease.

5.2 Internet Access. Sublessor agrees to provide Sublessee with internet access on an “as is, where is” basis. Sublessor does not make any representation, warranty or guaranty of any kind regarding the quality, consistency or performance of the internet technology system. Sublessor is not responsible or liable in any way for any internet outages or other disruptions in internet services. Sublessor is not obligated in any way to provide telephone or information technology services of any kind to Sublessee. In the event that Sublessor does provide any information technology services to Sublessee, then Sublessee will pay for all such services at the prices specified by Sublessor.

6. Alterations; Liens.

6.1 Prior Approval. Sublessee shall not make any alterations to the Subleased Premises without the prior written consent of Sublessor. Sublessor's consent to any proposed alterations shall in each instance be deemed to be conditioned upon Sublessor obtaining the consent of Master Lessor to such alterations (if such consent is required under the Master Lease). If Sublessor shall obtain the consent of Master Lessor, Sublessee shall comply with all the provisions of the Master Lease relating to alterations.

6.2 Liens. Sublessee shall keep the Subleased Premises and the Building free from any liens arising out of any work performed, materials furnished or obligations incurred by or for the benefit of Sublessee.

7. Options to Terminate.

7.1 Sublessee Option to Terminate. Sublessee shall have the option to terminate this Sublease at any time after the first 12 month Term upon at least ninety (90) days' prior written notice to Sublessor. If Sublessee exercises such option, Sublessee shall vacate the Subleased Premises on or before the early termination date specified in Sublessee's notice, and the parties shall have no further obligations to each other under this Sublease from and after said date.

7.2 Sublessor Option to Terminate. Sublessor shall have the option to terminate this Sublease after the first 12 month Term upon at least ninety (90) days' prior written notice to Sublessee. If Sublessor exercises such option, Sublessee shall vacate the Subleased Premises on or before the early termination date specified in Sublessor's notice, and the parties shall have no further obligations to each other under this Sublease from and after said date.

8. Condition of Subleased Premises at End of Term. Upon the expiration or earlier termination of this Sublease, Sublessee shall remove its personal property and surrender the Subleased Premises to Sublessor in broom clean condition and in as good order, repair and condition as on the Commencement Date, ordinary wear and damage and damage by fire and the elements excepted.

9. Master Lease. This Sublease is and shall at all times be subject and subordinate to the Master Lease. Sublessee acknowledges and agrees that Sublessor shall have the right at any time and from time to time to amend the Master Lease without the consent of Sublessee, provided that such amendments shall not materially adversely affect Sublessee's rights hereunder. Upon Sublessee’s request, Sublessor shall enforce the obligations of the landlord under the Master Lease by or on behalf of the Sublessee.

10. Event of Default; Remedies.

10.1 Event of Default. The occurrence of one or more of the following events shall constitute an "Event of Default" under this Sublease: (a) the failure by Sublessee to pay any Rent or other sum when due hereunder, which failure continues for ten (10) days after notice by Sublessor that such Rent or other sum was not received on the due date; or (b) any failure by Sublessee to perform any of the other provisions of this Sublease to be observed or performed by Sublessee where such failure continues for thirty (30) days after notice by Sublessor, provided that if the nature of the failure is such that it cannot be reasonably cured within such thirty (30) day period, so long as Sublessee has commenced efforts to cure within such thirty (30) day period and is diligently prosecuting such efforts, Sublessee shall have such additional time as is reasonably required to cure the failure.

10.2 Remedies. Upon the occurrence of an Event of Default, Sublessor shall have the right, by written notice to Sublessee, to terminate this Sublease. If Sublessee's rights under this Sublease are terminated, Sublessor may, after complying with applicable laws, take possession of the Subleased Premises. Upon any such action by Sublessor, Sublessee shall remain liable for Rent and payment for services accrued prior to such termination.

11. Notices. All notices, demands, consents, approvals and other communications that may or are required to be given by either Sublessor or Sublessee to the other under this Sublease will be given in writing, addressed to Sublessor or Sublessee with copies as directed at their respective addresses as indicated below, or at such other place as Sublessor or Sublessee may from time to time designate in writing, and (a) personally delivered, (b) deposited with a commercially recognized national courier service, or (c) sent by registered or certified mail, postage prepaid. All notices hereunder will be deemed given upon receipt, if personally delivered, or upon the date shown for delivery or attempted delivery if sent by national courier service or registered or certified mail. Notices shall be addressed as set forth below, but each party can change its address by written notice to the other in accordance with this Section 11.

The address for Sublessor is:

Standish Management, LLC

750 Battery Street, 7th Floor

San Francisco, CA 94111

Attention: Rowena Baginski

The address for Sublessee is:

Opiant Pharmaceuticals, Inc

201 Santa Monica Blvd, Suite 500

Santa Monica, CA 90401

12. Miscellaneous.

12.1 Mediation and Arbitration. In the event a dispute shall arise between the parties to this agreement, the parties agree to participate in at least eight (8) hours of mediation in accordance with the mediation procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS). The mediation shall be administered by JAMS before a mediator in Los Angeles, California under the then applicable JAMS rules. In the event that the parties cannot reach a mutual understanding through mediation, or should either party fail to comply with the mediation agreement, Sublessor and Sublessee waive the right to resolve any such dispute through a trial by jury. Any controversy or claim arising out of or relating to this agreement, that cannot be resolved under mediation, shall be settled by binding arbitration in accordance with the commercial rules then obtaining of JAMS, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

In addition, the party which prevails in such dispute shall be entitled to its reasonable attorneys' fees and expenses related to such action, in addition to all other recovery or relief. A party shall be deemed to have prevailed in any such action (without limiting the generality of the foregoing) if such action is dismissed upon the payment by the other party of the sums allegedly due or the performance of obligations allegedly not complied with, or if such party obtains substantially the relief sought by it in the action, irrespective of whether such action is prosecuted to judgment. Attorneys' fees shall include, without limitation, fees incurred in discovery, contempt proceedings, and bankruptcy litigation. The non-prevailing party shall also pay the attorneys' fees and costs incurred by the prevailing party in any post-judgment proceedings to collect and enforce the judgment. The covenant in the preceding sentence is separate and several and shall survive

12.2 Successors. The terms, covenants and conditions of this Sublease shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective successors, and except as otherwise provided, their assigns.

12.3 Governing Law. This Sublease shall be interpreted and enforced in accordance with California law.

12.4 Construction. This Sublease is the result of negotiations between the parties and shall be construed in an even and fair manner, regardless of the party who drafted this Sublease or any provision hereof. The headings or captions of sections in this Sublease are for convenience and reference only, and in no way define, limit, or describe the scope or intent of this Sublease or the provisions of such Sections. The term "including" shall mean "including, but not limited to."

12.5 Entire Agreement. There are no oral agreements between Sublessor and Sublessee affecting this Sublease, and this Sublease supersedes and cancels any and all prior negotiations, arrangements, correspondence, communications, agreements and understandings, if any, whether oral or written, between Sublessor and Sublessee with respect to the subject matter of this Sublease, and none of the foregoing shall be used to interpret this Sublease. No amendment or modification of this Sublease shall be binding or valid unless expressed in writing and executed and delivered by Sublessor and Sublessee.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first hereinabove written.

SUBLESSOR:

STANDISH MANAGEMENT, LLC

By:	/s/ Judy Tyler

Title: Managing Director

Date: May 3, 2017

SUBLESSEE:

OPIANT PHARMACEUTICALS, INC

By:	/s/ Dr. Roger Crystal

Title: Chief Executive Officer

Date: May 29, 2017

Mr. Roger Crystal

CEO

Opiant Pharmaceuticals, Inc.

201 Santa Monica Blvd

Santa Monica, CA 90401

Re: Sublease dated as of May 3, 2017 (the “Sublease”) between Standish Management, LLC (“Sublessor”) and Opiant Pharmaceuticals, Inc. (“Sublessee”)

Dear Roger:

Reference is hereby made to the Sublease. All capitalized terms used herein and not defined shall have the meaning given to them in the Sublease. This letter agreement confirms the following:

1. Term. The Term of the Sublease shall commence on August 1, 2017 with respect to the Subleased Premises consisting of Office 505, Office 518, Office 519 and Office 520.

2. Rent Amount for August. The Rent to be paid by Sublessee to Sublessor for the month of August 2017 shall be $5000. This August 2017 Rent payment shall be paid on August 1, 2017.

3. No Other Amendments. Except as expressly amended in this letter agreement, the Sublease shall remain in full force and effect as written.

Please indicate your acceptance of the terms of this letter agreement by signing in the space provided below and returning this letter agreement to me. Thank you.

Very truly yours,

STANDISH MANAGEMENT, LLC

By	/s/ Judy Tyler
Judy Tyler
Managing Director

ACCEPTED & AGREED

OPIANT PHARMACEUTICALS, INC.

By	/s/ Dr. Roger Crystal
Roger Crystal
CEO

201 Santa Monica Blvd • Suite 500 • Santa Monica, CA • 90401 • 415.273.6810 • www.standishmanagement.com